Exhibit 10.1

Executive Employment Agreement Amendment and Forgiveness Agreement

Dated as of October 18, 2023

This Executive Employment Agreement Amendment and Forgiveness Agreement (this “Amendment”) dated as of the date first set forth above (the “Amendment Date”) is entered into by and between Clubhouse Media Group, Inc., a Nevada corporation (the “Company”) and Amir Ben-Yohanan (the “Executive”). The Company and Executive may collective be referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Company and executive are the parties to that certain Executive Employment Agreement, dated as of April 11, 2021 (as the same may have been amended to date, the “Employment Agreement”) and now desire to amend the Employment Agreement as set forth herein, and pursuant to Section 14 of the Employment Agreement the Employment Agreement may be amended in writing;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Defined Terms. Defined terms used herein without definition shall have the meanings given in the Employment Agreement.

2.	Amendment and Forgiveness. The Parties acknowledge and agree that the Company owes to Executive the sum of $885,000 for past due salary payable pursuant to the Employment Agreement, through September 30, 2023 (the “Past Due Amounts”). Pursuant to the provisions of Section 14 of the Employment Agreement, the Past Due Amounts are hereby forgiven by Executive, and shall no long be due or payable by the Company, and the Employment Agreement is hereby deemed amended as required to give effect thereto. Executive hereby irrevocably waives any breach or default under the Employment Agreement occurring as a result of the failure of the Company to pay any of the Past Due Amounts when and as originally payable.

3.	Miscellaneous.

(a)	Other than as amended herein, the Employment Agreement shall remain in full force and effect subject to its terms. Following the Amendment Date, any reference in the Employment Agreement to the “Agreement” shall be deemed a reference to the Employment Agreement as amended by this Amendment.

(b)	This Amendment, and any and all claims, proceedings or causes of action relating to this Amendment or arising from this Amendment or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Nevada, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Nevada.

(c)	This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

Clubhouse Media Group, Inc.

By:	/s/ Scott Hoey
Name:	Scott Hoey
Title:	Chief Financial Officer

Amir Ben-Yohanan

By:	/s/ Amir Ben-Yohanan
Name:	Amir Ben-Yohanan

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